FOLEY & LARDNER
CHICAGO                      FIRSTAR CENTER                       SACRAMENTO
DENVER                 777 EAST WISCONSIN AVENUE                   SAN DIEGO
JACKSONVILLE        MILWAUKEE, WISCONSIN 53202-5367            SAN FRANCISCO
LOS ANGELES             TELEPHONE (414) 271-2400                 TALLAHASSEE
MADISON                 FACSIMILE (414) 297-4900                       TAMPA
MILWAUKEE                                                   WASHINGTON, D.C.
ORLANDO                                                      WEST PALM BEACH

                                 April 21, 1999


Effective Management Systems, Inc.
12000 West Park Place
Milwaukee, Wisconsin 53224

Ladies and Gentlemen:

       We have acted as counsel for Effective Management Systems, Inc., a Wisconsin corporation (the "Company"), with respect to the preparation of a Registration Statement on Form S-1, as amended (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), as filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed sale of up to 1,495,174 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") by certain selling shareholders listed therein (the "Selling Shareholders"). The shares of Common Stock subject to the Registration Statement are issuable upon the exercise of certain warrants (the "Warrants") and in connection with the conversion of the Company's Series B 8% Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") by the Selling Shareholders.

       In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the exhibits (including those incorporated by reference) constituting a part of said Registration Statement; (c) the Restated Articles of Incorporation and By-Laws of the Company, as amended to date; (d) resolutions of the Company's Board of Directors relating to the authorization of the issuance of certain of the securities subject to the Registration Statement; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

       Based upon the foregoing, we are of the opinion that:

       1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

       2. The shares of Common Stock subject to sale by the Selling Shareholders as contemplated by the Registration Statement, when issued upon exercise of the Warrants or upon conversion of the Series B Preferred Stock, as the case may be, and upon receipt of the consideration contemplated upon the exercise or conversion thereof, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section may be interpreted by a court of law.

       In rendering the opinion set forth in paragraph 2 above, we have assumed that any issuance of shares of Series B Preferred Stock that may be issued in the future to the Selling Shareholders in lieu of the payment of cash dividends will be validly authorized by action of the Board of Directors of the Company.

       We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                                     Very truly yours,



                                                     /s/  FOLEY & LARDNER